024

T0038/311

RESOLUTIONS
OF THE FLEX-FUNDS® TRUSTEES
DECEMBER 6, 2012

AMENDMENT TO THE DECLARATION OF TRUST

WHEREAS, it was proposed that the Trust, change its name from The Flex-funds to Meeder Funds;

WHEREAS, the effective date is presently expected to occur on December 31, 2012.

NOW, THEREFORE, BE IT:

RESOLVED, that the Trust name be changed to Meeder Funds.

FURTHER RESOLVED, that the appropriate officers of the Trust be, and they hereby are, authorized and directed on behalf of the Trust to take such other actions, and to execute, certify, deliver and file such other instruments, certificates, agreements and documents, as they or any of them, deem necessary or appropriate to enable the Fund to carry out the intent and to accomplish the purpose of the foregoing resolutions and to consummate the contemplated change in the Trust name.

RECEIVED
JAN 22 2013
SECRETARY OF THE COMMONWEALTH
CORPORATIONS DIVISION

Check # 47323

MGL CHAPTER 182

11901.35

RECEIVED
JAN 22 2013
SECRETARY OF THE COMMONWEALTH
CORPORATIONS DIVISION

William Francis Galvin

WILLIAM FRANCIS GALVIN
SECRETARY OF THE COMMONWEALTH

Ruth Kirkpatrick
Ch Modern Investment Mgt
6125 Memorial Dr
P.O. Box 7177
Dublin OH 43017-0771
614-760-2117

Merge Y N

R/A Y____N

Cons. Y N

Pr.Off ________

Tru ________